Exhibit 99.1

News

For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone:	(203) 975-7110
Fax:	(203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES SECOND QUARTER EARNINGS AND

CONFIRMS FULL YEAR 2012 ESTIMATE

STAMFORD, CT, July 25, 2012 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid consumer goods packaging products, today reported second quarter 2012 net income of $10.6 million, or $0.15 per diluted share, as compared to second quarter 2011 net income of $51.2 million, or $0.73 per diluted share. Adjusted net income per diluted share was $0.55 for the second quarter of 2012 as compared to $0.53 for the second quarter of 2011, after adjustments increasing net income per diluted share by $0.40 for the second quarter of 2012 and adjustments decreasing net income per diluted share by $0.20 for the second quarter of 2011. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“Second quarter 2012 was a bit more challenging than expected as we delivered adjusted net income per diluted share of $0.55,” said Tony Allott, President and CEO. “While we do expect some volume shift between quarters, we were disappointed with our metal food container volumes thus far as the vegetable pack got off to a slow start and we saw a less favorable mix of products sold versus the prior year period due in large part to the timing of shipments. In addition, weaker demand patterns in Europe negatively impacted volumes and pricing in both our metal containers and closures operations. However, our businesses are reacting well to these challenges, and our plastic container business continues to show signs of improvement in its

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SILGAN HOLDINGS

July 25, 2012

operating performance,” continued Mr. Allott. “Based on our year-to-date performance and despite caution for the second half of the year, at this time we are confirming our full year 2012 earnings estimate of adjusted net income per diluted share in the range of $2.80 to $2.90,” concluded Mr. Allott.

Net sales for the second quarter of 2012 were $821.6 million, a decrease of $0.6 million as compared to $822.2 million in 2011. This decrease was the result of lower net sales over the prior year period in the metal container and closures businesses due primarily to the impact of unfavorable foreign currency translation, partially offset by higher net sales in the plastic container business.

Income from operations for the second quarter of 2012 was $68.6 million as compared to $94.5 million for the second quarter of 2011, and operating margin decreased to 8.3 percent from 11.5 percent over the same periods. The decrease in income from operations was primarily attributable to income of $27.0 million included in the second quarter of 2011 in corporate selling, general and administrative expenses for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs attributable to certain corporate development activities, and a decrease in income from operations in the metal container business, partially offset by an increase in income from operations in the plastic container and closures businesses.

Interest and other debt expense before loss on early extinguishment of debt for the second quarter of 2012 was $16.0 million, a decrease of $0.5 million as compared to 2011. This decrease was primarily due to lower average interest rates, partially offset by higher average outstanding borrowings as a result of the issuance in March 2012 of $500 million of 5% Senior Notes due 2020 and the refinancing of the senior secured credit facility in July 2011. On April 9, 2012, the Company redeemed all $250 million of its outstanding 7 1/4% Senior Notes due 2016 at a redemption price of 112.37 percent of their principal amount, or $280.9 million, using proceeds from the 5% Senior Notes. As a result, the Company recorded a charge of $0.37 per diluted share net of tax, for the early extinguishment of debt in the second quarter of 2012.

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SILGAN HOLDINGS

July 25, 2012

The effective tax rate was 23.9 percent and 34.4 percent for the second quarter of 2012 and 2011, respectively. The second quarter of 2012 included the cumulative adjustment of reductions in the enacted tax rates in certain foreign countries, which had a significant favorable impact on the effective tax rate due to the scale of income before income taxes in the quarter as a result of the sizeable charge for the loss on early extinguishment of debt.

Metal Containers

Net sales of the metal container business were $479.7 million for the second quarter of 2012, a decrease of $2.6 million, or 0.5 percent, as compared to $482.3 million in 2011. This decrease was primarily due to the impact of unfavorable foreign currency translation of approximately $7.5 million and a less favorable mix of products sold, partially offset by higher average selling prices as a result of the pass through of higher raw material costs. Unit volumes increased slightly in the second quarter of 2012 as compared to the same period in 2011 primarily as a result of the Nestlé Purina PetCare steel can operations acquired in September 2011, mostly offset by volume declines due to a slow start to the vegetable pack and softness in the European markets, particularly in general line cans.

Income from operations of the metal container business decreased $2.8 million in the second quarter of 2012 to $40.1 million as compared to $42.9 million in 2011, and operating margin decreased to 8.4 percent from 8.9 percent over the same periods. The decrease in income from operations was primarily the result of a less favorable mix of products sold, increased price pressure and volume declines in European markets due to overall economic weakness and costs of $1.9 million associated with the start-up of three new production facilities in eastern Europe and one new facility in the Middle East, partially offset by charges in the second quarter of 2011 of $3.3 million related to the resolution of a past product liability dispute and $1.4 million related to rationalizations.

Closures

Net sales of the closures business were $183.1 million in the second quarter of 2012, a decrease of $1.4 million, or 0.8 percent, as compared to $184.5 million in 2011. This decrease was primarily the result of the impact of unfavorable foreign currency translation of approximately

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SILGAN HOLDINGS

July 25, 2012

$9.3 million and lower net sales in Europe due to weak market conditions, partially offset by favorable unit volumes in the U.S. single-serve beverage market.

Income from operations of the closures business for the second quarter of 2012 increased $0.2 million to $22.9 million as compared to $22.7 million in 2011, and operating margin increased to 12.5 percent from 12.3 percent over the same periods. These increases were primarily attributable to higher unit volumes in the U.S. single-serve beverage market, continued improvement in manufacturing efficiencies and operating cost savings and a decrease in rationalization charges, largely offset by weaker volumes and increased price pressure in the European market due to macroeconomic issues.

Plastic Containers

Net sales of the plastic container business were $158.8 million in the second quarter of 2012, an increase of $3.4 million, or 2.2 percent, as compared to $155.4 million in 2011. This increase was principally a result of a favorable mix of products sold and an increase in unit volumes, both due primarily to strong seasonal sales in the agricultural and chemical markets and customers building inventory in advance of planned shut downs. This increase was partially offset by the unfavorable impact of foreign currency translation of approximately $1.6 million.

Income from operations of the plastic container business for the second quarter of 2012 was $9.1 million, an increase of $4.6 million as compared to $4.5 million in 2011, and operating margin increased to 5.7 percent from 2.9 percent over the same periods. These increases were primarily attributable to the favorable comparison of the year-over-year resin pass through lag effect which benefited the second quarter of 2012, a favorable mix of products sold, cost reduction initiatives and continued improvement in operating performance, an increase in unit volumes and lower rationalization charges.

Six Months

Net income for the first six months of 2012 was $43.3 million, or $0.62 per diluted share, as compared to net income for the first six months of 2011 of $77.3 million, or $1.10 per diluted share. Adjusted net income per diluted share for the first six months of 2012 was $1.06 versus $0.94 in the prior year period, after adjustments increasing net income per diluted share by $0.44

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SILGAN HOLDINGS

July 25, 2012

for the first six months of 2012 and adjustments decreasing net income per diluted share by $0.16 for the first six months of 2011.

Net sales for the first six months of 2012 increased $64.7 million, or 4.2 percent, to $1.59 billion as compared to $1.53 billion for the first six months of 2011. This increase was primarily due to the inclusion of net sales from the Vogel & Noot and Nestlé Purina PetCare steel can operations acquisitions, higher average selling prices in the metal container and plastic container businesses due to the pass through of higher raw material costs, higher unit volumes in the closures business principally for the single-serve beverage market in the U.S. and a favorable mix of products sold in the plastic container business. These increases were partially offset by the impact of unfavorable foreign currency translation of approximately $23.2 million, lower net sales in Europe due to weak economic conditions and a less favorable mix of products sold in the metal container business.

Income from operations for the first six months of 2012 was $134.4 million, a decrease of $13.7 million, or 9.3 percent, from the same period in 2011. This decrease was primarily a result of income of $25.2 million included in the first six months of 2011 in corporate selling, general and administrative expenses for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs attributable to certain corporate development activities, volume declines and increased price pressure in Europe due to weak economic conditions, a less favorable mix of products sold in the metal container business and start-up costs for new metal container production facilities in eastern Europe and the Middle East. These decreases were partially offset by the favorable comparison of the year-over-year resin pass through lag effect, higher unit volumes in the closures business, a favorable mix of products sold in the plastic container business and improved manufacturing efficiencies and ongoing cost controls. In addition, rationalization charges were $3.7 million in the first six months of 2012 as compared to $4.1 million in the first six months of 2011, and results for 2011 included a $3.3 million charge related to the resolution of a past product liability dispute.

Interest and other debt expense before loss on early extinguishment of debt for the first six months of 2012 was $31.6 million, an increase of $1.2 million as compared to the first six months of 2011. This increase was primarily due to higher average outstanding borrowings,

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SILGAN HOLDINGS

July 25, 2012

largely attributable to the refinancing of the senior secured credit facility in July 2011 and the issuance in March 2012 of $500 million of 5% Senior Notes due 2020, partially offset by lower average interest rates.

The effective tax rate was 32.4 percent and 34.3 percent for the first six months of 2012 and 2011, respectively. The effective tax rate for the first six months of 2012 was favorably impacted by the cumulative adjustment of reductions in the enacted tax rates in certain foreign countries.

Acquisition

On July 10, 2012, the Company acquired Öntaş Öner Teneke Ambalaj Sanayii Ve Tikaret A.S., which operates under the name of Öntaş in Izmir, Turkey. Öntaş, with sales of approximately $30 million in 2011, is a leading supplier of food cans and vacuum closures in the Turkish market.

Capital Stock and Dividends

The Company repurchased an aggregate of 396,679 shares of its common stock at an average price per share of $43.03, for a total purchase price of $17.1 million, in the second quarter of 2012.

On June 15, 2012, the Company paid a quarterly cash dividend in the amount of $0.12 per share to holders of record of common stock of the Company on June 1, 2012. This dividend payment aggregated $8.5 million.

Outlook for 2012

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2012 in the range of $2.80 to $2.90, but acknowledged increased risk around the midwest vegetable pack and operations in Europe due to weak economic conditions. This estimate compares to adjusted net income per diluted share of $2.63 for 2011.

The Company is providing an estimate of adjusted net income per diluted share for the third quarter of 2012 in the range of $1.15 to $1.25. This estimate assumes lower net sales in the plastic container business primarily due to the accelerated volumes in the second quarter of 2012

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SILGAN HOLDINGS

July 25, 2012

as a result of anticipated customer shutdowns. In addition, given the uncertainties around the vegetable pack, the results of the back half of the year could be more likely to shift between third and fourth quarters. This estimate compares to adjusted net income per diluted share of $1.14 in the third quarter of 2011.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2012 at 11:00 a.m. eastern time on July 25, 2012. The toll free number for those in the U.S. and Canada is (800) 967-7137, and the number for international callers is (719) 785-1763. For those unable to listen to the live call, a taped rebroadcast will be available through August 8, 2012. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code is 2401981.

***

Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.5 billion in 2011. Silgan operates 81 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2011 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

For the quarter and six months ended June 30,

(Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2012	2011	2012	2011

Net sales	$821.6	$822.2	$1,590.0	$1,525.3

Cost of goods sold	706.3	705.3	1,360.6	1,306.4

Gross profit	115.3	116.9	229.4	218.9

Selling, general and administrative expenses	46.5	20.0	91.3	66.7

Rationalization charges	0.2	2.4	3.7	4.1

Income from operations	68.6	94.5	134.4	148.1

Interest and other debt expense before loss on early extinguishment of debt	16.0	16.5	31.6	30.4

Loss on early extinguishment of debt	38.7	—	38.7	—

Interest and other debt expense	54.7	16.5	70.3	30.4

Income before income taxes	13.9	78.0	64.1	117.7

Provision for income taxes	3.3	26.8	20.8	40.4

Net income	$10.6	$51.2	$43.3	$77.3

Earnings per share:
Basic net income per share	$0.15	$0.73	$0.62	$1.10
Diluted net income per share	$0.15	$0.73	$0.62	$1.10

Cash dividends per common share	$0.12	$0.11	$0.24	$0.22

Weighted average shares (000’s):
Basic	69,719	70,145	69,834	70,064
Diluted	70,000	70,513	70,137	70,507

SILGAN HOLDINGS INC.

CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

For the quarter and six months ended June 30,

(Dollars in millions)

	Second Quarter		Six Months
	2012	2011	2012	2011

Net sales:
Metal containers	$479.7	$482.3	$924.6	$872.7
Closures	183.1	184.5	346.1	344.6
Plastic containers	158.8	155.4	319.3	308.0

Consolidated	$821.6	$822.2	$1,590.0	$1,525.3

Income from operations:
Metal containers (a)	$40.1	$42.9	$82.2	$81.2
Closures (b)	22.9	22.7	40.9	38.5
Plastic containers (c)	9.1	4.5	18.0	10.8
Corporate (d)	(3.5)	24.4	(6.7)	17.6

Consolidated	$68.6	$94.5	$134.4	$148.1

SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in millions)

	June 30, 2012	June 30, 2011	Dec. 31, 2011
Assets:
Cash and cash equivalents	$368.9	$127.5	$397.1
Trade accounts receivable, net	408.6	431.4	339.9
Inventories	741.4	742.5	554.2
Other current assets	53.5	54.5	42.6
Property, plant and equipment, net	1,036.8	1,085.4	1,064.7
Other assets, net	611.8	566.4	580.6

Total assets	$3,221.0	$3,007.7	$2,979.1

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$386.4	$508.2	$507.7
Current and long-term debt	1,781.5	1,492.4	1,376.3
Other liabilities	393.6	371.0	437.1
Stockholders’ equity	659.5	636.1	658.0

Total liabilities and stockholders’ equity	$3,221.0	$3,007.7	$2,979.1

(a)	Includes new plant start-up costs of $1.9 million and $2.9 million for the three and six months ended June 30, 2012, respectively. Includes rationalization charges of $1.4 million for the three and six months ended June 30, 2011. Includes a charge for the resolution of a past product liability dispute of $3.3 million for the three and six months ended June 30, 2011.
(b)	Includes rationalization charges of $0.3 million for the three months ended June 30, 2011 and $2.1 million and $1.4 million for the six months ended June 30, 2012 and 2011, respectively.
(c)	Includes rationalization charges of $0.2 million and $0.7 million for the three months ended June 30, 2012 and 2011, respectively, and $1.6 million and $1.3 million for the six months ended June 30, 2012 and 2011, respectively.
(d)	Includes costs attributable to announced acquisitions of $0.7 million for the three and six months ended June 30, 2012. Includes income of $27.0 million and $25.2 million for the three and six months ended June 30, 2011, respectively, for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs associated with certain corporate development activities.

SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

For the six months ended June 30,

(Dollars in millions)

	2012	2011

Cash flows provided by (used in) operating activities:
Net income	$43.3	$77.3
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	83.4	79.4
Rationalization charges	3.7	4.1
Loss on early extinguishment of debt	38.7	—
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(77.0)	(120.4)
Inventories	(193.7)	(199.4)
Trade accounts payable and other changes, net	(17.6)	106.5
Contributions to domestic pension benefit plans	(76.0)	—

Net cash used in operating activities	(195.2)	(52.5)

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(51.0)	(264.4)
Capital expenditures	(59.4)	(84.2)
Proceeds from asset sales	0.3	3.1

Net cash used in investing activities	(110.1)	(345.5)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(16.9)	(15.6)
Changes in outstanding checks – principally vendors	(66.6)	(99.5)
Shares repurchased under authorized repurchase program	(22.1)	—
Net borrowings and other financing activities	382.7	465.4

Net cash provided by financing activities	277.1	350.3

Cash and cash equivalents:
Net decrease	(28.2)	(47.7)
Balance at beginning of year	397.1	175.2

Balance at end of period	$368.9	$127.5

SILGAN HOLDINGS INC.

RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)

(UNAUDITED)

For the quarter and six months ended June 30,

Table A

	Second Quarter		Six Months
	2012	2011	2012	2011

Net income per diluted share as reported	$0.15	$0.73	$0.62	$1.10

Adjustments:
Rationalization charges	—	0.02	0.03	0.04
New plant start-up costs	0.02	—	0.03	—
Proceeds from termination of merger agreement	—	(0.37)	—	(0.37)
Costs attributable to announced acquisitions	0.01	0.12	0.01	0.14
Loss on early extinguishment of debt	0.37	—	0.37	—
Resolution of product liability dispute	—	0.03	—	0.03

Adjusted net income per diluted share	$0.55	$0.53	$1.06	$0.94

SILGAN HOLDINGS INC.

RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)

(UNAUDITED)

For the quarter and year ended,

Table B

	Third Quarter September 30,			Year Ended December 31,
	Estimated		Actual	Estimated		Actual
	Low 2012	High 2012	2011	Low 2012	High 2012	2011
Net income per diluted share as estimated for 2012 and as reported for 2011	$1.11	$1.21	$1.12	$2.27	$2.37	$2.75

Adjustments:
Rationalization charges	0.02	0.02	0.01	0.09	0.09	0.07
New plant start-up costs	0.02	0.02	—	0.06	0.06	—
Proceeds from termination of merger agreement	—	—	—	—	—	(0.37)
Costs attributable to announced acquisitions (2)	—	—	—	0.01	0.01	0.14
Loss on early extinguishment of debt	—	—	0.01	0.37	0.37	0.01
Resolution of product liability dispute	—	—	—	—	—	0.03

Adjusted net income per diluted share as estimated for 2012 and presented for 2011	$1.15	$1.25	$1.14	$2.80	$2.90	$2.63

(1)	The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, new plant start-up costs, proceeds from the termination of acquisition agreements, costs attributable to announced acquisitions, the loss on early extinguishment of debt and the impact from the resolution of a past product liability dispute from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.